May 7, 2007

Citibank, N.A.
Depositary Receipts Services
388 Greenwich Street
New York, NY 10013

Re: American Depositary Receipts for American Depositary Shares representing one-fourth (1/4) of one (1) Deposited Registered Share of Nestle S.A.

Ladies and Gentlemen:

I refer to the Post-Effective Amendment No. 1 (the "Amendment") to Registration Statement on Form F-6 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") by the legal entity created by the Deposit Agreement (as hereinafter defined) for the purpose of (1) filing the form of the Second Amended and Restated Deposit Agreement (the "Deposit Agreement") by and among Nestle S.A., a company organized under the laws of Switzerland (the "Company"), Citibank, N.A. as Depositary, and the Holders and Beneficial Owners of ADSs issued thereunder as Exhibit (a)(i) to the Amendment to the Registration Statement and (2) reducing the number of American Depositary Shares ("ADSs") registered under the Securities Act of 1933, as amended (the "Securities Act") to 100,000,000 ADSs, to be issued under the Deposit Agreement. Each ADS will represent, subject to the terms and conditions of the Deposit Agreement, one-fourth (1/4) of one (1) registered share, nominal value CHF one
(1) per share, of the Company.

Assuming (x) that the Deposit Agreement has been duly authorized, executed and delivered by the Company and (y) the effectiveness of the Registration Statement and the Amendment at the time of issuance of the ADSs, I am of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms and conditions of the Deposit Agreement, will be legally issued and will entitle Holders (as such term is defined in the Deposit Agreement) of ADSs to the rights specified in the Deposit Agreement and the applicable American Depositary Receipts.

I hereby consent to the filing of this opinion as an exhibit to the Amendment to the Registration Statement.

This opinion is limited to the laws of the State of New York and the Federal laws of the United States.

Very truly yours,


/s/ Patricia Brigantic

Patricia Brigantic
Director & Associate General Counsel
Citibank, N.A.